BRYAN R. CLARK, P.C.

6910 S. Cimarron Rd. Ste. 240

Las Vegas, NV 89113

702.527.5277

April 12. 2021

TRANSUITE.ORG INC.

Al. Jerozolimskie 85 lok. 21

02-001 Warsaw, Poland

RE:

Registration Statement on Form S-1 of TRANSUITE.ORG INC.

Dear Sirs:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of up to 4,400,000 shares of Common Stock, $0.001 par value (the “Shares”), of TRANSUITE.ORG INC., a Nevada corporation (the “Company”).

In our capacity as counsel to the Company in connection herewith, we have limited the scope of our review to (i) the Registration Statement and the exhibits attached thereto; (ii) the Company’s Articles of Incorporation and By-Laws; (iii) the proposed form of Subscription Agreement; (iv) certain resolutions of the Company’s Board of Directors; (v) certain corporate documents and records, certificates of public officials and certificates of officers of the Company; and (vi) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.  In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.  We have made no independent verification of the factual matters as set forth in such documents or certificates.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Shares have been duly authorized and, (ii) upon issuance and delivery in accordance with the terms of the proposed form of Subscription Agreement, including receipt by the Company of the purchase price therefor in good funds, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the State of Nevada as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein.  The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The foregoing opinions are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are experts or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Bryan R. Clark, P.C.

BRYAN R. CLARK, P.C.